Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS STRONG THIRD QUARTER 2004 AND NINE MONTH FINANCIAL RESULTS

Poway, CA, November 3, 2004 – ALDILA, INC. (NASDAQ:NMS:ALDA) today reported net sales of $10.8 million in accordance with Generally Accepted Accounting Principles (“GAAP”) for the third quarter ended September 30, 2004, which was an increase of $2.8 million, or 35% from net sales of $8.0 million in the comparable period of 2003.  The Company reported net income of $3.3 million, or $0.62 fully diluted per share, for the third quarter ended September 30, 2004 in accordance with GAAP, which represents an increase of $3.1 million from net income of $189,000 for the comparable period of 2003.  During the quarter the Company benefited from a $2.7 million, or $0.52 fully diluted per share, reduction in its provision for income taxes.  Before the effect of the income tax expense adjustments, the Company’s net income was $533,000, or $0.10 fully diluted per share.

For the nine months ended September 30, 2004 net sales were $40.3 million, which represented an increase of $12.3 million, or 44%, from net sales of $28.0 million in the comparable period of 2003.  The Company reported net income of $7.8 million, or $1.49 fully diluted per share, which represented an increase of $8.2 million from a net loss of $451,000, or $.09 loss per share in the comparable period of the prior year.  During the nine month period ended September 30, 2004, the Company benefited from a $1.7 million, or $0.33 fully diluted per share, reduction in its provision for income taxes as noted above.  Before the effect of the income tax expense adjustment, the Company’s net income was $6.1 million, or $1.16 fully diluted per share.

Based upon the improvement of the Company’s results in the current year, the Company addressed the appropriateness of its valuation allowance against its deferred tax assets, which was established in the fourth quarter of 2002 and the circumstances that led to the establishment of its valuation allowance in accordance with GAAP.  The Company believes there has been a change in circumstances, and that its deferred tax assets will be realized in future years.  Accordingly, the Company, in accordance with GAAP has reduced its valuation allowance against the related deferred tax assets to zero in the quarter, which provided a benefit to income tax expense of $1.7 million.  In addition, the Company reduced its income tax provision by $1.0 million based upon the Company anticipating a lower effective tax rate for the year from the realization of deferred tax assets.

“Our strong third quarter sales increase of 35% was led by the continuing acceptance of our market leading NV™ shaft line for drivers and fairway woods and our NV™ Hybrid for utility clubs.  Golf shaft units shipped increased 8.9% and average selling prices on these units increased by 11.8% in the 2004 third quarter as compared to the same period in 2003.  At the end of the 2004 third quarter our cash and cash equivalents balance was $15.0 million after the payment of our second quarterly dividend of $256,000 on September 16, 2004 ($0.05 dividend per share),” said Peter R. Mathewson, Chairman and CEO.

“Aldila’s popular NV™ continues to be the shaft of choice in the OEM stock custom and custom upgrade segments as well as the leading premium branded shaft sold in the distribution arena.  NV™ Hybrid has a very strong presence in the rapidly growing Hybrid market segment with multiple retail programs in place with major club manufacturers’ 2005 offerings.  The Hybrid programs in general reflect a major shift in consumer demand away from historic steel shafted long irons to more user friendly graphite shafted Hybrid clubs.  Recent estimates project that graphite represents a 70% share of the Hybrid segment,” said Mr. Mathewson.

“NVS™, also featuring Aldila’s exclusive Micro Laminate TechnologyTM, is emerging as a popular choice in all market segments for players seeking a higher launch angle in both wood shafts and Hybrid shafts.  NV™ iron shafts will soon be introduced and will offer manufacturers and discriminating players a premium performance option and improved feel compared to decades old steel iron shaft designs.  We continue to enjoy solid success on the worldwide professional tours as we head into 2005,” Mr. Mathewson continued.

“Our composite prepreg business continues to expand and currently represents approximately 9% of net sales for the nine month period ended September 30, 2004 as compared to 5% for the same period in 2003.  Carbon fiber availability from our joint venture carbon fiber facility in Evanston, Wyoming, Carbon Fiber Technologies LLC (“CFT”) enables us to continue our third party prepreg sales expansion in today’s market where carbon fiber is in short supply.  Our installation of a fifth prepreg line is on schedule to be operational by the end of this year,” said Mr. Mathewson.

“Our hockey business in the 2004 third quarter continued to improve from the first two quarters of this year and we currently anticipate full year sales results comparable to 2003,” Mr. Mathewson said.

“Carbon fiber continues to be in very short supply globally and there appears to be no relief in sight.  We are working diligently to maximize what we believe will be a competitive advantage with our jointly owned carbon fiber facility, CFT.  This operation is rapidly approaching full capacity and is beginning to realize the lower costs associated with a scaled up production plan.  We are encouraged with our progress in our quest to develop a 24k carbon fiber tow to run along with our 45k carbon fiber.  Successful development of a 24k tow fiber will significantly broaden our off-take from CFT and alleviate to a great extent our exposure to the steadily rising prices and availability concerns for carbon fiber,” Mr. Mathewson said.

Aldila, Inc. is a leader among manufacturers of graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila manufactures and assembles hockey sticks and blades, in addition to the manufacture of composite prepreg material for its golf shaft business and external sales.  Aldila also manufactures carbon fiber for internal use through its ownership interest in CFT.

Aldila will host a conference call at 8 a.m., PST, on Thursday, November 4, 2004 with Peter Mathewson, Chairman and CEO and Robert Cierzan, Chief Financial Officer, to review Aldila’s 2004 third quarter and nine month financial report.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com at least 15 minutes prior to the call to register and receive instructions for access to the web cast.  For telephone access to the conference call dial 1-800-441-0022 or 1-801-303-7410 for international calls and request connection to the Aldila conference call.  Call leader is Peter Mathewson.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, implications concerning the acceptance of the various NV™ shaft lines and that their success will continue to attract new customer accounts.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K/A for the year ended December 31, 2003, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K/A, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ shaft line and product offerings outside the golf industry, will not continue to achieve success with consumers or OEM customers;

•                  our business with Mission Hockey will not continue to grow;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT.

•                  CFT will not be able to acquire adequate quantities of raw materials.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,034	$6,919
Accounts receivable	4,492	4,613
Income taxes receivable	854	—
Inventories	7,780	7,778
Prepaid expenses and other current assets	1,454	399
Total current assets	29,614	19,709

PROPERTY, PLANT AND EQUIPMENT	4,658	4,776

INVESTMENT IN JOINT VENTURE	3,780	4,287

DEFERRED TAXES	667	—

OTHER NON-CURRENT ASSETS	166	241

TOTAL ASSETS	$38,885	$29,013

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,420	$3,067
Accrued expenses	2,599	1,461
Total current liabilities	6,019	4,528

LONG-TERM LIABILITIES:
Deferred rent and other long-term liabilities	24	39
Total liabilities	6,043	4,567

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,126,406 shares in 2004 and 4,885,149 shares in 2003, respectively	51	48
Additional paid-in capital	42,943	41,803
Accumulated deficit	(10,152)	(17,405)
Total stockholders’ equity	32,842	24,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,885	$29,013

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  - UNAUDITED

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

NET SALES	$10,772	$7,995	$40,330	$28,022
COST OF SALES	8,248	6,102	25,703	22,877
Gross profit	2,524	1,893	14,627	5,145

SELLING, GENERAL AND ADMINISTRATIVE	1,892	1,741	6,656	5,643
Operating income (loss)	632	152	7,971	(498)

OTHER EXPENSE (INCOME):
Interest expense	—	2	—	19
Other, net	(19)	(2)	(4)	43
Equity in earnings of joint venture	(71)	(37)	(209)	(109)

INCOME (LOSS) BEFORE INCOME TAXES	722	189	8,184	(451)
(BENEFIT) PROVISION FOR INCOME TAXES	(2,596)	—	419	—

NET INCOME (LOSS)	$3,318	$189	$7,765	$(451)

NET INCOME (LOSS) PER COMMON SHARE	$0.65	$0.04	$1.55	$(0.09)

NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION	$0.62	$0.04	$1.49	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,127	4,932	4,994	4,942

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,377	4,952	5,210	4,942

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Nine months ended September 30,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,765	$(451)
Depreciation and amortization	1,107	1,351
Loss on disposal of fixed assets	32	17
Undistributed income of joint venture, net	(243)	(153)
Changes in working capital items, net	(947)	2,622
Net cash provided by operating activities	7,714	3,386

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(983)	(607)
Proceeds from sales of property, plant and equipment	3	16
Distribution from joint venture	750	—
Net cash used for investing activities	(230)	(591)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(295)	(37)
Proceeds from issuance of common stock	1,438	—
Dividend payment	(512)	—
Net cash provided by (used for) for financing activities	631	(37)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,115	2,758

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,919	3,286

CASH AND CASH EQUIVALENTS, END OF PERIOD	$15,034	$6,044